EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Classic Costume Company, Inc. (a development stage company) on Form SB-2 of our report dated May 4, 2007, relating to the financial statements of Classic Costume Company, Inc. (a development stage company) as of December 31, 2006 and the related statements of operations, stockholders’ deficit and cash flows from December 29, 2006 (Inception) to December 31, 2006. We also consent to the use of our audit report dated May 4, 2007, relating to the financial statements of World Wide Relics, Inc. (a development stage company) as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 appearing in this Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Sherb & Co., LLP

Certified Public Accountants
New York, NY
May 7, 2007